CSW Industrials Reports Fiscal 2023 Third Quarter and Year-to-Date Results with
Record Revenue, EPS and EBITDA

DALLAS, February 2, 2023 (GLOBE NEWSWIRE) -- CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported results for the fiscal 2023 third quarter and nine-month fiscal year-to-date periods ended December 31, 2022.

Fiscal 2023 Third Quarter Highlights (comparisons to fiscal 2022 third quarter)

•Total revenue increased 26% to $171.1 million, of which 17%, or $22.8 million, was organic growth
•Net income attributable to CSWI increased 68% to $15.6 million, compared to $9.3 million, with no adjustments to earnings in either period
•Earnings per diluted share (EPS) improved 71% to $1.01, including a one-time tax benefit of $0.10 per share, compared to $0.59
•EBITDA increased 47% to $31.2 million, equating to a 18% EBITDA margin
•Net cash provided by operating activities of $36.8 million, compared to $26.7 million
•Improved balance sheet strength with leverage ratio, in accordance with our credit facility, of approximately 1.5x debt to EBITDA, as compared to 1.6x as of September 30, 2022
•Closed previously announced Falcon Stainless, Inc. acquisition; increased Revolving Credit Facility capacity to $500 million; and announced new $100 million share repurchase program

Fiscal 2023 Year-to-Date Highlights (comparisons to fiscal 2022 year-to-date period)

•Total revenue increased 24% to $562.2 million, of which 17%, or $77.5 million, was organic growth, with all segments contributing to organic growth
•Net income attributable to CSWI increased 45% to $69.4 million, compared to $47.9 million, or $50.9 million adjusted to exclude the final TRUaire purchase accounting effect in the prior period
•EPS of $4.46, including a one-time tax benefit of $0.10, compared to $3.03, or $3.22 adjusted to exclude the final TRUaire purchase accounting effect
•EBITDA increased 30% to $124.7 million, equating to a 22% EBITDA margin
•Net cash provided by operating activities of $84.1 million, compared to $69.5 million
•Returned cash to shareholders of $43.6 million, including $35.7 million through share repurchases and $7.9 million in dividends

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "Once again, our team executed well in the face of economic headwinds. Our record third quarter results reflect the diligence and professionalism of our team members around the globe. Demand for our high-value products remains strong and we are highly focused on managing our costs while pursuing market share growth. We have continued to deploy capital opportunistically while strengthening our balance sheet and liquidity through reducing our leverage ratio and proactively increasing our revolver capacity, thereby maximizing our ability to pursue future opportunities as they arise."

Armes continued, "We delivered impressive operating leverage as EBITDA grew by 47% on 26% growth in revenue, while also generating $33.0 million in free cash flow, equal to 19% of revenue. In light of the strength of our fiscal year-to-date results, we expect year-over-year revenue growth of approximately 20% with an EBITDA margin of over 22% for the full year. These full-year expectations imply fourth quarter revenue growth of approximately 9% as compared to the same period last year, with an EBITDA margin of approximately 23% in the fourth quarter."

Fiscal 2023 Third Quarter Consolidated Results

Fiscal third quarter revenue was a fiscal third quarter record of $171.1 million, representing 25.5% growth from $136.3 million in the prior year period. Of the $34.8 million total growth, $22.8 million (16.7% of the 25.5% total growth) was organic growth due to pricing initiatives, with the remainder ($12.0 million of growth) contributed by the Shoemaker, Cover Guard, and AC Guard acquisitions as well as the newly acquired Falcon Stainless, Inc. ("Falcon"). Falcon activity has been included within our Contractor Solutions segment's results since the October 4, 2022 acquisition date. Revenue increased in the heating, ventilation, air conditioning and refrigeration ("HVAC/R"), general industrial, architecturally-specified building products, energy, mining and rail end markets.

Gross profit in the fiscal third quarter was $65.8 million, representing 28.2% growth from $51.3 million in the prior year period, with the incremental profit resulting predominantly from revenue growth. Gross profit as a percent of revenue increased to 38.5%, compared to 37.7% in the prior year period. Gross margin improvement was the result of net revenue growth in the Contractor Solutions segment.

Operating expenses as a percent of revenue were 24.9%, compared to 27.8% in the prior year period as strong revenue growth outpaced an increase in operating expenses. Operating expenses were $42.7 million, compared to $37.9 million in the prior year period. The additional expenses were primarily due to the inclusion of Shoemaker in the current period, increased marketing expenses and third-party sales commissions to support the revenue growth, as well as the increased amortization of intangible assets as a result of recent acquisitions. The amortization of intangible assets in the quarter totaled $5.7 million as compared to $5.1 million in the prior year period.

Operating income increased to $23.1 million, or 13.5% as a percentage of revenue, compared to the prior year period of $13.4 million, or 9.9% as a percentage of revenue. The 360 bps improvement in operating income margin resulted from the previously discussed improvement in gross profit margin and operating expense margin.

Net income attributable to CSWI increased 67.6% to $15.6 million, compared to the prior year period of $9.3 million, while EPS increased 71.2% to $1.01, compared to $0.59 in the prior year period. The current year period included a one-time tax benefit of $1.5 million, or $0.10 per share, due to the release of a reserve for uncertain tax positions related to the TRUaire acquisition in 2020.

Fiscal 2023 third quarter EBITDA increased to $31.2 million, representing 47.2% growth from $21.2 million in the prior year period. As revenue growth outpaced incremental expenses, EBITDA as percent of revenue improved to 18.3%, from 15.6% in the prior year period.

The Company’s effective tax rate for the fiscal third quarter was 14.7%, which was reduced by 850 bps due to the aforementioned uncertain tax position reserve release.

As previously announced, the Company increased its Revolving Credit facility by $100 million to $500 million during the fiscal third quarter. As of December 31, 2022, $267.2 million was outstanding on the $500 million Revolving Credit Facility, which resulted in borrowing capacity of $232.8 million. As of fiscal quarter end, CSWI reported a leverage ratio, in accordance with the Revolving Credit Facility, of approximately 1.5x debt to EBITDA, lower than the 1.6x reported for the quarter ended September 30, 2022.

Following quarter end, the Company declared its sixteenth consecutive quarterly regular cash dividend in the amount of $0.17 per share, which will be paid on February 10, 2023, to shareholders of record on January 27, 2023.

Fiscal 2023 Third Quarter Segment Results

Contractor Solutions segment revenue was $111.9 million, a $29.4 million (35.7%) increase from the prior year period. Revenue growth was comprised of inorganic growth from Shoemaker, Cover Guard, AC Guard and Falcon ($12.0 million), and organic growth of $17.4 million (21.1% of the total 35.7% growth) due to pricing initiatives that were partially offset by a slight decrease in unit volumes. As compared to the prior year period, strong net revenue growth was driven by the HVAC/R and architecturally-specified building product end markets. Segment operating income improved to $21.8 million, compared to $11.3 million in the prior year period. The incremental profit resulted from strong revenue growth, the inclusion of recent acquisitions of Shoemaker, CG, ACG and Falcon, as well as prior year transaction expenses ($0.5 million) related to the Shoemaker acquisition and TRUaire Vietnam's COVID related expenses ($0.5 million) that did not recur. This incremental profit was partially offset by increased spending on third-party sales commissions that accompany higher revenue and professional fees primarily related to ERP optimization and projects to support growth initiatives. Segment operating income margin was 19.5%, compared to 13.7% in the prior year period due to gross margin improvement driven primarily by a reduction in cost of shipping containers from Asia, as well as reduced growth in operating expense as a percentage of revenue. Segment EBITDA in the current year period was $28.4 million, or 25.4% of revenue, compared to $17.2 million, or 20.8% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $24.6 million, a 3.0% increase from the prior year period, due to sustained commercial activity and retention of market share. Segment operating income was $2.3 million, or 9.2% of revenue, compared to the prior year period of $3.2 million, or 13.4% of revenue, due to a shift in revenue to lower margin projects. Segment EBITDA was $2.7 million, or 10.8% of revenue, compared to $3.6 million, or 15.1% of revenue, in the prior year period.

Specialized Reliability Solutions segment revenue improved to $36.3 million, a $5.0 million (15.8%) increase from the prior year period, primarily due to unit volume growth as well as additional pricing initiatives. Increased net revenue was driven by growth in all end markets including energy, general industrial, mining and rail end markets. Segment operating income improved to $3.9 million, a 15.9% increase from $3.4 million in the prior year period, due to strong organic revenue growth and the management of operating expenses. Segment operating income margin in the fiscal third quarter was 10.8%, unchanged from the prior year period. Segment EBITDA was $5.1 million, or 13.9% of revenue, compared to $4.8 million, or 15.2% of revenue, in the prior year period.

Fiscal 2023 Year-to-Date Consolidated Results

Fiscal year-to-date revenue was $562.2 million, representing 24.1% growth from $453.1 million in the prior year period, with growth in all three reporting segments and all end markets served. Of the $109.1 million total growth, $77.5 million (17.1% of the 24.1% total growth) resulted from organic growth due to pricing initiatives, with the remainder ($31.6 million) contributed by the acquisitions of Shoemaker, Cover Guard, AC Guard and Falcon.

Gross profit was $232.9 million, representing $49.2 million (26.8%) growth from $183.6 million in the prior year period, with the incremental profit resulting predominantly from revenue growth, and the prior year TRUaire purchase accounting effect ($3.9 million) and TRUaire Vietnam's COVID related expenses ($1.7 million) that did not recur. Gross profit as a percentage of revenue was 41.4%, compared to the prior year period of 40.5%, or 41.4% adjusted for the purchase accounting effect.

Operating expenses as a percent of revenue improved to 23.8%, compared to 25.4% in the prior year period, as revenue growth outpaced the increase in operating expenses. Operating expenses in the current year period were $133.6 million, compared to $115.2 million in the prior year period. The additional expenses were primarily due to increased third-party sales commissions to support revenue growth, increased employee compensation expenses and increased professional fees primarily related to ERP optimizations and recent acquisitions, along with the increased amortizations of intangible assets as a result of recent acquisitions. Marketing and travel expenses increased in addition to incremental expenses related to the inclusion of Shoemaker in the current period. The decrease in operating expenses as a percentage of revenue was driven by revenue growth that outpaced the growth in operating expenses. The amortization of intangible assets totaled $16.1 million as compared to $15.3 million in the prior year period.

In the current period, operating income was $99.3 million, compared to $68.4 million, or $72.4 million adjusted for the aforementioned purchase accounting effect. The incremental operating income resulted from the gross profit increase, partially offset by the operating expense increase as discussed above. Operating income margin improved to 17.7%, compared to the prior year period of 15.1%, or 16.0% as adjusted for the purchase accounting effect. During the comparative periods, the enhanced operating income margin was due to the improvement in gross margin margin and operating expense margin.

Net income attributable to CSWI improved to $69.4 million, or $4.46 per diluted share, including the one-time $0.10 tax benefit. In the prior year period, reported net income attributable to CSWI was $47.9 million, or $3.03 of EPS, and when adjusted to exclude the purchase accounting effect was $50.9 million, or $3.22 of EPS.

Fiscal 2023 year-to-date EBITDA increased 29.7% to $124.7 million from $96.1 million in the prior year period. EBITDA as percent of revenue improved to 22.2%, compared to 21.2%, in the prior year period.

Net cash provided by operating activities for the fiscal 2023 year-to-date was $84.1 million, compared to $69.5 million, as improved profit was slightly offset by working capital use.

The Company’s effective tax rate for the fiscal first nine months was 22.6% on a GAAP basis, and the Company expects a tax rate of approximately 23-24% for the full fiscal year 2023.

During the fiscal third quarter, the Company announced a new $100.0 million share repurchase program with an expiration of December 31, 2024. During the fiscal 2023 year-to-date period, the Company repurchased 336,347 shares for an aggregate purchase price of $35.7 million under its prior $100.0 million share repurchase authorization. Under the prior authorization, CSWI repurchased 462,462 shares for an aggregate purchase price of $50.1 million. CSWI initiated its inaugural share repurchase program in fiscal 2018 and, since that time, has cumulatively returned $131.0 million to shareholders through the purchase of 1.9 million shares.

Fiscal 2023 Year-to-Date Segment Results

Contractor Solutions segment revenue was $379.8 million, a $83.8 million (28.3%) increase from the prior year period. Revenue growth was comprised of inorganic growth from the acquisitions of Shoemaker, Cover Guard, AC Guard and Falcon ($31.7 million), and organic growth of $52.1 million (17.6% of the total 28.3% growth) due to pricing initiatives that were partially offset by a slight decrease in unit volumes. As compared to the prior year period, strong net revenue growth was driven by the HVAC/R, architecturally-specified building products, and plumbing end markets. Segment operating income in the current year period was $90.4 million, compared to the prior year period of $67.6 million, or $71.5 million adjusted exclude the previously mentioned purchase price accounting effect. The incremental profit resulted from solid revenue growth, inclusion of recent acquisitions of Shoemaker, CG, ACG and Falcon, as well as the prior year TRUaire purchase accounting effect ($3.9 million) and TRUaire Vietnam's COVID related expenses ($1.7 million) that did not recur. This incremental profit was partially offset with increased spend on third-party sales commissions, employee compensation as the segment builds the infrastructure to support growth, and professional fees primarily related to ERP optimization and ongoing growth initiatives. Segment operating income margin in the current period was 23.8%, compared to the prior year period of 22.8% (24.2% adjusted) primarily due to the above mentioned expenses incurred in the prior year period that did not recur. Segment EBITDA in the current period was $110.6 million, or 29.1% of revenue, compared to $89.0 million, or 30.1% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $79.0 million, a $5.6 million (7.6%) increase from the prior year period, primarily due to successful commercial initiatives and new product introductions. Segment operating income was $10.2 million, or 12.9% of revenue, an increase compared to the prior year period of $9.4 million, or 12.8% of revenue, due to the increased net revenue and management of operating expenses, partially offset by completion of lower margin legacy projects. Segment EBITDA in the current period was $11.3 million, or 14.3% of revenue, compared to $10.9 million, or 14.8% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue improved to $109.0 million, a $23.7 million (27.8%) increase from the prior year period of $85.3 million, due to pricing initiatives and increased unit volumes, with growth in all end markets served. In the current year period, segment operating income improved to $13.7 million, or 12.5% of revenue, compared to the prior year period of $5.3 million, or 6.2% of revenue. Improved segment operating income resulted from revenue growth as well as gross margin improvement as a result of leverage from unit volume increase, paired with reduced growth in operating expenses as a percentage of revenue. Segment EBITDA in the current period was $17.8 million, or 16.3% of revenue, compared to $9.8 million, 11.5% of revenue in the prior year period.

All percentages are calculated based upon the attached financial statements and reconciliations of non-GAAP financial measures.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until, Thursday, February 16, 2023. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13735274. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, and adjusted operating income, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail. For more information, please visit www.cswindustrials.com.

Investor Relations

James E. Perry
Executive Vice President and Chief Financial Officer
214-834-3777
james.perry@cswindustrials.com

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021*	2022	2021*
Revenues, net	$171,093	$136,286	$562,219	$453,136
Cost of revenues	(105,295)	(84,943)	(329,349)	(269,516)
Gross profit	65,798	51,343	232,870	183,620
Selling, general and administrative expenses	(42,686)	(37,894)	(133,568)	(115,177)
Operating income	23,112	13,449	99,302	68,443
Interest expense, net	(4,200)	(1,184)	(9,090)	(4,151)
Other expense, net	(737)	(127)	(529)	(432)
Income before income taxes	18,175	12,138	89,683	63,860
Provision for income taxes	(2,676)	(2,388)	(20,232)	(15,066)
Net income	15,499	9,750	69,451	48,794
Less: Loss (income) attributable to redeemable noncontrolling interest	100	(444)	(79)	(855)
Net income attributable to CSW Industrials, Inc.	$15,599	$9,306	$69,372	$47,939

Net income per share attributable to CSW Industrials, Inc.
Basic	$1.01	$0.59	$4.47	$3.04
Diluted	$1.01	$0.59	$4.46	$3.03

Weighted average number of shares outstanding:
Basic	15,476	15,794	15,520	15,752
Diluted	15,512	15,844	15,554	15,809

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	December 31, 2022	March 31, 2022
(Amounts in thousands, except for per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$14,721	$16,619
Accounts receivable, net of allowance for expected credit losses of $1,273 and $1,177, respectively	103,213	122,804
Inventories, net	177,909	150,114
Prepaid expenses and other current assets	26,494	10,610
Total current assets	322,337	300,147
Property, plant and equipment, net of accumulated depreciation of $89,078 and $80,393, respectively	85,814	87,032
Goodwill	243,452	224,658
Intangible assets, net	322,268	300,837
Other assets	73,801	82,686
Total assets	$1,047,672	$995,360

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$42,031	$47,836
Accrued and other current liabilities	66,784	69,005
Current portion of long-term debt	561	561
Total current liabilities	109,376	117,402
Long-term debt	275,973	252,214
Retirement benefits payable	1,307	1,027
Other long-term liabilities	144,844	140,306
Total liabilities	531,500	510,949
Commitments and contingencies (See Note 14)
Redeemable noncontrolling interest	17,404	15,325
Equity:
Common shares, $0.01 par value	163	162
Additional paid-in capital	120,860	112,924
Treasury shares, at cost (902 and 576 shares, respectively)	(82,729)	(46,448)
Retained earnings	468,908	407,522
Accumulated other comprehensive loss	(8,434)	(5,074)
Total equity	498,768	469,086
Total liabilities, redeemable noncontrolling interest and equity	$1,047,672	$995,360

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)	Nine Months Ended December 31,
	2022	2021*
Cash flows from operating activities:
Net income	$69,451	$48,794
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,463	8,731
Amortization of intangible and other assets	16,842	19,765
Provision for inventory reserves	1,878	1,608
Provision for doubtful accounts	1,613	1,146
Share-based and other executive compensation	7,296	6,223
Net loss (gain) on disposals of property, plant and equipment	48	(9)
Net pension benefit	141	269
Impairment of assets	156	—
Net deferred taxes	(1,094)	1,757
Changes in operating assets and liabilities:
Accounts receivable	21,963	5,621
Inventories	(28,270)	(33,268)
Prepaid expenses and other current assets	(8,343)	(4,827)
Other assets	185	378
Accounts payable and other current liabilities	(7,348)	12,032
Retirement benefits payable and other liabilities	91	1,252
Net cash provided by operating activities	84,072	69,472
Cash flows from investing activities:
Capital expenditures	(8,268)	(8,356)
Proceeds from sale of assets	70	21
Cash paid for acquisitions	(55,524)	(36,427)
Net cash used in investing activities	(63,722)	(44,762)
Cash flows from financing activities:
Borrowings on line of credit	122,777	52,513
Repayments of line of credit and term loan	(99,018)	(63,934)
Purchase of treasury shares	(39,064)	(5,356)
Payments of deferred loan costs	(662)	(2,327)
Proceeds from stock option activity	272	1,326
Proceeds from acquisition of redeemable noncontrolling interest shareholder	2,000	6,293
Dividends	(7,924)	(7,084)
Net cash used in financing activities	(21,619)	(18,569)
Effect of exchange rate changes on cash and equivalents	(629)	(45)
Net change in cash and cash equivalents	(1,898)	6,096
Cash and cash equivalents, beginning of period	16,619	10,088
Cash and cash equivalents, end of period	$14,721	$16,184

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, adjusted EBITDA, and free cash flow, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income, net income attributable to CSWI and cash flows provided by operating activities, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share data)	2022	2021*	2022	2021*

GAAP Net income attributable to CSWI	$15,599	$9,306	$69,372	$47,939

Adjusting items, net of tax:
Purchase accounting effect	—	—	—	2,959
Adjusted Net Income attributable to CSWI	$15,599	$9,306	$69,372	$50,898

GAAP Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.01	$0.59	$4.46	$3.03

Adjusting items, per diluted common share:
Purchase accounting effect	—	—	—	0.19
Adjusted Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.01	$0.59	$4.46	$3.22

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021*	2022	2021*
Net Income attributable to CSWI	$15,599	$9,306	$69,372	$47,939
Plus: Income (loss) attributable to redeemable noncontrolling interest	(100)	444	79	855
Net Income	$15,499	$9,750	$69,451	$48,795

Adjusting Items:
Interest Expense	4,200	1,184	9,090	4,151
Income Tax Expense	2,676	2,389	20,232	15,066
Depreciation & Amortization	8,853	7,890	25,905	28,120
EBITDA	$31,227	$21,213	$124,679	$96,131
EBITDA % Revenue	18.3%	15.6%	22.2%	21.2%

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31, 2022
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$111,906	$24,619	$36,334	$(1,767)	$171,093

Operating Income	$21,829	$2,257	$3,921	$(4,896)	$23,112
% Revenue	19.5%	9.2%	10.8%		13.5%
Adjusting Items:
Other Income (Expense)	(308)	(31)	(324)	(74)	(738)
Depreciation & Amortization	6,906	433	1,464	50	8,853
EBITDA	$28,427	$2,659	$5,061	$(4,919)	$31,227
% Revenue	25.4%	10.8%	13.9%		18.3%

(Amounts in thousands)	Three Months Ended December 31, 2021*
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$82,459	$23,905	$31,384	$(1,462)	$136,286

Operating Income	$11,324	$3,200	$3,384	$(4,459)	$13,450
% Revenue	13.7%	13.4%	10.8%		9.9%
Adjusting Items:
Other Income (Expense)	80	(87)	(78)	(42)	(127)
Depreciation & Amortization	5,782	498	1,472	138	7,890
EBITDA	$17,186	$3,611	$4,779	$(4,362)	$21,213
% Revenue	20.8%	15.1%	15.2%		15.6%

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)
(Amounts in thousands)	Nine Months Ended December 31, 2022
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$379,831	$78,978	$108,959	$(5,549)	$562,219

Operating Income	$90,416	$10,172	$13,658	$(14,945)	$99,302
% Revenue	23.8%	12.9%	12.5%		17.7%
Adjusting Items:
Other Income (Expense)	243	(190)	(375)	(207)	(528)
Depreciation & Amortization	19,895	1,343	4,519	149	25,905
EBITDA	$110,554	$11,326	$17,802	$(15,003)	$124,679
% Revenue	29.1%	14.3%	16.3%		22.2%

(Amounts in thousands)	Nine Months Ended December 31, 2021*
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$296,048	$73,389	$85,288	$(1,589)	$453,136

GAAP Operating Income	$67,589	$9,388	$5,290	$(13,823)	$68,443
Adjusting Items:
Purchase Accounting Effect	3,919	—	—	—	3,919
Adjusted Operating Income	$71,508	$9,388	$5,290	$(13,823)	$72,362
% Revenue	24.2%	12.8%	6.2%		16.0%
Adjusting Items:
Other Income (Expense)	(174)	(66)	(72)	(120)	(432)
Depreciation & Amortization	21,587	1,565	4,563	404	28,120
Purchase Accounting Effect	(3,919)	—	—	—	(3,919)
Adjusted EBITDA	$89,002	$10,887	$9,781	$(13,539)	$96,131
% Revenue	30.1%	14.8%	11.5%		21.2%

*Prior periods have been adjusted to reflect the change in inventory accounting method, as described in our fiscal 2022 Form 10-K.

CSW INDUSTRIALS, INC.
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING CASH FLOWS
(Unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$36,779	$26,697	$84,072	$69,472
Less: Capital Expenditures	(3,752)	(3,415)	(8,268)	(8,356)
Free Cash Flow	$33,027	$23,282	$75,804	$61,116
Free Cash Flow % Revenue	19.3%	17.1%	13.5%	13.5%